SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 22, 2005

PHASE FORWARD INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50839	04-3386549
(Commission File Number)	(IRS Employer Identification No.)

880 Winter Street, Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (888) 703-1122

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

(a)                                  On November 22, 2005, the Board of Directors, through its Management, Development and Compensation Committee, amended and restated the Amended and Restated 2004 Employee Stock Purchase Plan (the “Plan”) of Phase Forward Incorporated (the “Company”).  The amendment increased the price that Plan participants pay for a share of the Company’s common stock purchased under the Plan to 95% of the average market price of the common stock on the last business day of the applicable Plan payment period, rounded up to the nearest cent.  Prior to the amendment the price was the lesser of (i) 85% of the average market price of the common stock on the first business day of the applicable payment period and (ii) 85% of the average market price of the common stock on the last business day of the applicable payment period, in either event rounded up to the nearest cent.

(b)                                 On November 22, 2005, the Board of Directors modified the cash compensation practices of the Company applicable to its non-employee directors.  Under the modified practices, the per-meeting fees were eliminated and each non-employee director of the Company will be entitled to the following cash compensation:

Annual retainer for Board membership: $18,000

Audit and Finance Committee

Annual retainer for committee membership:  $12,000

Additional retainer for committee chair:  $6,000

Management Development and Compensation Committee

Annual retainer for committee membership:  $7,000

Additional retainer for committee chair:  $3,000

Governance, Nominating and Compliance Committee

Annual retainer for committee membership:  $7,000

Additional retainer for committee chair:  $4,000

Annual retainer fees will be paid quarterly in arrears.

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 28, 2005, the Company announced the appointment of Gary E. Haroian and Dennis R. Shaughnessy to its Board of Directors effective November 22, 2005, the date of the Board action approving the appointments.  Mr. Haroian was also appointed to chair the Company’s Audit and Finance Committee.  Mr. Shaughnessy joined the Company’s Governance, Nominating and Compliance Committee.  In connection with their election to the Board of Directors, Mr. Haroian and Mr. Shaughnessy have each received a one-time stock option grant under the Company’s Amended and Restated 2003 Non-Employee Director Stock Option Plan to purchase 50,000 shares of the Company’s common stock at an exercise price of $10.29 per share, representing the closing price of a share of common stock on November 21, 2005, as quoted on the Nasdaq National Market.  Subject to their continuous service as directors, each option will vest on the fifth anniversary of the date of grant, provided that if Mr. Haroian or Mr. Shaughnessy meet certain board meeting attendance criteria, their respective option will vest at the rate of one-sixteenth each quarter from the date of grant.  There are no understandings or arrangements between either of Mr. Haroian or Mr. Shaughnessy and any other person pursuant to which either of them was selected as a director.

Information concerning the membership of the Board’s committees is publicly available on the Company’s website at http://www.phaseforward.com under the tab “Investors.” We intend to disclose changes in the membership of the Board’s committees by posting this information on our website and/or in our public filings with the Securities and Exchange Commission.

Item 7.01  Regulation FD Disclosure.

On November 28, 2005, the Company issued a press release announcing Mr. Haroian’s and Mr. Shaughnessy’s appointments to the Company’s Board of Directors.  A copy of this press release is furnished as Exhibit 99.1 to this report.

Item 9.01  Financial Statements and Exhibits.

(c)   Exhibit:

99.1           Press Release issued by the Company on November 28, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Phase Forward Incorporated

November 29, 2005	By:	/s/ Rodger Weismann
Rodger Weismann
Senior Vice President and Chief Financial
Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued by the Company on November 28, 2005.